Exhibit 99.1

PJT Partners Inc. Reports Second Quarter 2019 Results

Overview

>	Total Revenues of $166.7 million for second quarter 2019, up 28% from a year ago
–	Advisory Revenues of $133.0 million, up 35% from a year ago
>	Total Revenues of $294.8 million for six months ended June 30, 2019, up 11% from a year ago
–	Advisory Revenues of $237.5 million, up 18% from a year ago
>	Strong balance sheet at quarter-end with $85.6 million of cash, cash equivalents and short-term investments
>

Repurchased approximately 670 thousand share equivalents and 1.1 million share equivalents during the quarter and six months, respectively, through share repurchases, net share settlements and Partnership Unit exchanges

–	Intend to repurchase approximately 109 thousand Partnership Units for cash in August 2019

New York, July 30, 2019: PJT Partners Inc. (the “Company” or “PJT Partners”) (NYSE: PJT) today reported Total Revenues of $166.7 million for second quarter 2019 compared with $130.7 million for the prior year quarter. GAAP Net Income and Adjusted Net Income, If-Converted were $10.0 million and $21.0 million, respectively, for the current quarter compared with $11.0 million and $16.7 million, respectively, for the prior year quarter. GAAP Diluted EPS and Adjusted EPS were $0.20 and $0.51, respectively, for the current quarter compared with $0.30 and $0.42, respectively, for the prior year quarter.

Total Revenues for the six months ended June 30, 2019 were $294.8 million compared with $264.7 million for 2018. GAAP Net Income and Adjusted Net Income, If-Converted were $11.0 million and $32.4 million, respectively, for the six months compared with $17.7 million and $33.7 million, respectively, for 2018. GAAP Diluted EPS and Adjusted EPS were $0.24 and $0.79, respectively, for the six months compared with $0.55 and $0.89, respectively, for 2018.

Paul J. Taubman, Chairman and Chief Executive Officer, said, “Our strong results reflect our continued progress in building a world class advisory franchise. Our highly collaborative culture continues to attract top talent at all levels and enables us to work together across our businesses to deliver differentiated insights, expertise and superior client service to an increasing number of companies around the globe. Our unique combination of businesses and capabilities positions us to grow in almost any market environment.”

Media Relations: Julie Oakes Joele Frank, Wilkinson Brimmer Katcher Tel: +1 212.355.4449 PJT-JF@joelefrank.com	Investor Relations: Sharon Pearson PJT Partners Inc. Tel: +1 212.364.7120 pearson@pjtpartners.com

Revenues

The following table sets forth revenues for the three and six months ended June 30, 2019 and 2018:

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change
	(Dollars in Millions)
Revenues
Advisory	$133.0	$98.3	35%	$237.5	$201.8	18%
Placement	28.7	28.1	2%	52.0	54.3	(4%)
Interest Income & Other	5.0	4.2	17%	5.3	8.7	(40%)
Total Revenues	$166.7	$130.7	28%	$294.8	$264.7	11%

Three Months Ended

Total Revenues were $166.7 million for second quarter 2019 compared with $130.7 million for the prior year quarter, an increase of 28%.

Advisory Revenues were $133.0 million for the current quarter compared with $98.3 million for the prior year quarter, an increase of 35%. The increase in Advisory Revenues was driven by growth in our strategic advisory and restructuring and special situations businesses.

Placement Revenues were $28.7 million for the current quarter, marginally higher compared with the prior year quarter.

Interest Income & Other was $5.0 million for the current quarter compared with $4.2 million for the prior year quarter. The increase was primarily driven by foreign currency gains in the current quarter.

Six Months Ended

Total Revenues were $294.8 million for the six months ended June 30, 2019 compared with $264.7 million for the same period a year ago, an increase of 11%.

Advisory Revenues were $237.5 million for the six months compared with $201.8 million for the same period a year ago, an increase of 18%. The increase in Advisory Revenues resulted from significant growth in our strategic advisory business and modest growth in our restructuring and special situations business.

Placement Revenues were $52.0 million for the six months compared with $54.3 million for the same period a year ago, a decrease of 4%. The decrease was primarily attributable to a decrease in private equity placement revenues.

Interest Income & Other was $5.3 million for the six months compared with $8.7 million for the same period a year ago. The decrease was primarily driven by a decrease in reimbursable expenses billed to clients.

Expenses

The following tables set forth information relating to the Company’s expenses for the three and six months ended June 30, 2019 and 2018:

	Three Months Ended June 30,
	2019		2018
	GAAP	As Adjusted	GAAP	As Adjusted
	(Dollars in Millions)
Expenses
Compensation and Benefits	$119.2	$106.7	$94.3	$83.6
% of Revenues	71.5%	64.0%	72.1%	64.0%
Non-Compensation	$33.9	$31.9	$26.3	$25.6
% of Revenues	20.4%	19.2%	20.1%	19.6%
Total Expenses	$153.1	$138.6	$120.5	$109.3
% of Revenues	91.8%	83.1%	92.2%	83.6%
Pretax Income	$13.6	$28.1	$10.1	$21.4
% of Revenues	8.2%	16.9%	7.8%	16.4%

	Six Months Ended June 30,
	2019		2018
	GAAP	As Adjusted	GAAP	As Adjusted
	(Dollars in Millions)
Expenses
Compensation and Benefits	$214.3	$188.6	$197.9	$169.4
% of Revenues	72.7%	64.0%	74.8%	64.0%
Non-Compensation	$66.9	$62.9	$54.1	$52.1
% of Revenues	22.7%	21.3%	20.4%	19.7%
Total Expenses	$281.3	$251.5	$252.0	$221.5
% of Revenues	95.4%	85.3%	95.2%	83.7%
Pretax Income	$13.5	$43.2	$12.8	$43.2
% of Revenues	4.6%	14.7%	4.8%	16.3%

Compensation and Benefits Expense

Three Months Ended

GAAP Compensation and Benefits Expense was $119.2 million for second quarter 2019 compared with $94.3 million for the prior year quarter. Adjusted Compensation and Benefits Expense was $106.7 million for the current quarter compared with $83.6 million for the prior year quarter. The increase in Compensation and Benefits Expense reflected higher revenues during the current quarter as well as increased headcount.

Six Months Ended

GAAP Compensation and Benefits Expense was $214.3 million for the six months ended June 30, 2019 compared with $197.9 million for the same period a year ago. Adjusted Compensation and Benefits Expense was $188.6 million for the six months compared with $169.4 million for the same period a year ago. The increase in Compensation and Benefits Expense reflected higher revenues during the current six month period as well as increased headcount.

Non-Compensation Expense

Three Months Ended

GAAP Non-Compensation Expense was $33.9 million for second quarter 2019 compared with $26.3 million for the prior year quarter. Adjusted Non-Compensation Expense was $31.9 million for the current quarter compared with $25.6 million for the prior year quarter.

GAAP Non-Compensation Expense increased during the current quarter compared with the prior year quarter, primarily due to increases in Other Expenses, Professional Fees, Depreciation and Amortization and Occupancy and Related. The increase in Other Expenses was driven by interest expense associated with the acquisition of CamberView and additional market data and other expenses associated with increased headcount and business activity. The increase in Professional Fees was primarily due to increased headcount and business activity. Depreciation and Amortization increased primarily due to additional amortization expense related to intangible assets recorded in the acquisition of CamberView during the fourth quarter of 2018. The increase in Occupancy and Related was primarily due to the CamberView acquisition and expansion in our existing locations.

Adjusted Non-Compensation Expense increased during the current quarter compared with the prior year quarter, primarily due to increases in Other Expenses, Professional Fees and Occupancy and Related for the same reasons noted above.

Six Months Ended

GAAP Non-Compensation Expense was $66.9 million for the six months ended June 30, 2019 compared with $54.1 million for the same period a year ago. Adjusted Non-Compensation Expense was $62.9 million for the six months compared with $52.1 million for the same period a year ago.

GAAP Non-Compensation Expense increased during the six months compared with the same period a year ago, primarily due to increases in Other Expenses, Depreciation and Amortization, Professional Fees and Travel and Related. The increase in Other Expenses was driven by interest expense associated with the acquisition of CamberView and additional market data and other expenses associated with increased headcount and business activity. Depreciation and Amortization increased primarily due to additional amortization expense related to intangible assets recorded in the acquisition of CamberView during the fourth quarter of 2018. The increases in Professional Fees and Travel and Related were primarily due to increased headcount and business activity.

Adjusted Non-Compensation Expense increased during the six months compared with the same period a year ago, primarily due to increases in Other Expenses, Professional Fees and Travel and Related for the same reasons noted above.

Provision for Taxes

As of June 30, 2019, PJT Partners Inc. owned 59.8% of PJT Partners Holdings LP. PJT Partners Inc. is subject to corporate U.S. federal and state income tax while PJT Partners Holdings LP is subject to New York City unincorporated business tax and other entity-level taxes imposed by certain state and foreign jurisdictions. Please refer to Note 12. “Stockholders’ Equity (Deficit)” in the “Notes to Consolidated Financial Statements” in “Part II. Item 8. Financial Statements and Supplementary Data” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for further information about the corporate ownership structure.

In calculating Adjusted Net Income, If-Converted, the Company has assumed that all outstanding Class A partnership units in PJT Partners Holdings LP (“Partnership Units”) (excluding the unvested partnership units that have yet to satisfy certain market conditions) have been exchanged into shares of the Company’s Class A common stock, subjecting all of the Company’s income to corporate-level tax.

The effective tax rate for Adjusted Net Income, If-Converted for the six months ended June 30, 2019 was 25.0% compared with 22.1% for the same period a year ago. This tax rate excludes the tax benefits of the adjustments for transaction-related compensation expense, amortization expense and spin-off-related payable due to The Blackstone Group Inc. (“Blackstone”). The increase in tax rate from the six months ended June 30, 2018 is primarily due to a decreased tax benefit related to the deliveries of vested shares at values in excess of their amortized cost.

Capital Management and Balance Sheet

As of June 30, 2019, the Company held cash, cash equivalents and short-term investments of $85.6 million. Additionally, the Company had funded debt of $30 million, incurred in connection with the acquisition of CamberView.

On April 24, 2019, the Company’s Board of Directors authorized the repurchase of shares of the Company’s Class A common stock in an amount up to $100 million, which is in addition to the previous October 26, 2017 authorization. As of June 30, 2019, the Company’s remaining repurchase authorization was $107.2 million.

During second quarter 2019, the Company repurchased 639,204 shares of Class A common stock pursuant to the share repurchase program, net share settled 16,650 shares to satisfy employee tax obligations and repurchased 13,995 Partnership Units for cash pursuant to the quarterly exchange program.

In aggregate during second quarter 2019, the Company repurchased an equivalent of 669,849 shares at an average price of $40.23 per share.

The Company intends to repurchase 108,586 Partnership Units for cash on August 6, 2019 at a price to be determined by the per share volume-weighted average price of the Company’s Class A common stock on August 1, 2019.

Dividend

The Board of Directors of PJT Partners Inc. has declared a quarterly dividend of $0.05 per share of Class A common stock. The dividend will be paid on September 18, 2019 to Class A common stockholders of record on September 4, 2019.

Quarterly Investor Call Details

PJT Partners will host a conference call on July 30, 2019 at 8:30 a.m. ET to discuss its second quarter 2019 results. The conference call can be accessed via the internet on www.pjtpartners.com or by dialing +1 (888) 339-2688 (U.S. domestic) or +1 (617) 847-3007 (international), passcode 209 488 02#. For those unable to listen to the live broadcast, a replay will be available following the call at www.pjtpartners.com or by dialing +1 (888) 286-8010 (U.S. domestic) or +1 (617) 801-6888 (international), passcode 375 223 14#.

About PJT Partners

PJT Partners is a global advisory-focused investment bank. Our team of senior professionals delivers a wide array of strategic advisory, shareholder advisory, restructuring and special situations and private fund advisory and placement services to corporations, financial sponsors, institutional investors and governments around the world. We offer a unique portfolio of advisory services designed to help our clients achieve their strategic objectives. We also provide, through PJT Park Hill, private fund advisory and fundraising services for alternative investment managers, including private equity funds, real estate funds and hedge funds. To learn more about PJT Partners, please visit the Company’s website at www.pjtpartners.com.

Forward-Looking Statements

Certain material presented herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include certain information concerning future results of operations, business strategies, acquisitions, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “opportunity,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “might,” “should,” “could” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in such forward-looking statements. You should not put undue reliance on any forward-looking statements contained herein. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

The risk factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the United States Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings with the SEC, accessible on the SEC’s website at www.sec.gov, could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that are not currently expected to have a material adverse effect on our business. Any such risks could cause our results to differ materially from those expressed in forward-looking statements.

Non-GAAP Financial Measures

The following represent key performance measures that management uses in making resource allocation and/or compensation decisions. These measures should not be considered substitutes for, or superior to, financial measures prepared in accordance with GAAP.

Management believes the following non-GAAP measures, when presented together with comparable GAAP measures, are useful to investors in understanding the Company’s operating results: Adjusted Pretax Income; Adjusted Net Income; Adjusted Net Income, If-Converted, in total and on a per-share basis; Adjusted Earnings Per Share; Adjusted Compensation and Benefits Expense and Adjusted Non-Compensation Expense. These non-GAAP measures, presented and discussed in this earnings release, remove the significant accounting impact of: (a) transaction-related compensation expense, including expense related to Partnership Units with both time-based vesting and market conditions as well as equity-based and cash awards granted in connection with the spin-off from Blackstone and acquisition of CamberView; (b) intangible asset amortization associated with Blackstone’s initial public offering (“IPO”), the acquisition of PJT Capital LP, and the acquisition of CamberView; and (c) the amount the Company has agreed to pay Blackstone related to the net realized cash benefit from certain compensation-related tax deductions. Reconciliations of the non-GAAP measures to their most directly comparable GAAP measures and further detail regarding the adjustments are provided in the Appendix.

To help investors understand the effect of the Company’s ownership structure on its Adjusted Net Income, the Company has presented Adjusted Net Income, If-Converted. This measure illustrates the impact of taxes on Adjusted Pretax Income, assuming all Partnership Units (excluding the unvested partnership units that have yet to satisfy certain market conditions) were exchanged for shares of the Company’s Class A common stock, resulting in all of the Company’s income becoming subject to corporate-level tax, considering both current and deferred income tax effects.

Appendix

GAAP Condensed Consolidated Statements of Operations (unaudited)

Reconciliations of GAAP to Non-GAAP Financial Data (unaudited)

Summary of Shares Outstanding (unaudited)

Footnotes

PJT Partners Inc.

GAAP Condensed Consolidated Statements of Operations (unaudited)

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues
Advisory	$133,035	$98,294	$237,502	$201,757
Placement	28,695	28,132	52,007	54,252
Interest Income and Other	4,974	4,244	5,251	8,703
Total Revenues	166,704	130,670	294,760	264,712
Expenses
Compensation and Benefits	119,165	94,273	214,316	197,905
Occupancy and Related	7,802	6,573	14,938	13,376
Travel and Related	6,721	5,987	13,680	11,457
Professional Fees	5,667	4,019	11,469	9,218
Communications and Information Services	3,493	3,260	6,706	6,740
Depreciation and Amortization	3,635	2,092	7,255	4,099
Other Expenses	6,629	4,328	12,891	9,160
Total Expenses	153,112	120,532	281,255	251,955
Income Before Provision (Benefit) for Taxes	13,592	10,138	13,505	12,757
Provision (Benefit) for Taxes	3,566	(882)	2,542	(4,992)
Net Income	10,026	11,020	10,963	17,749
Net Income Attributable to Non-Controlling Interests	5,200	4,075	5,036	5,568
Net Income Attributable to PJT Partners Inc.	$4,826	$6,945	$5,927	$12,181
Net Income Per Share of Class A Common Stock
Basic	$0.20	$0.30	$0.24	$0.57
Diluted	$0.20	$0.30	$0.24	$0.55
Weighted-Average Shares of Class A Common Stock Outstanding
Basic	24,572,535	22,641,562	24,157,671	20,987,863
Diluted	24,572,535	24,185,020	24,157,671	22,689,344

PJT Partners Inc.

Reconciliations of GAAP to Non-GAAP Financial Data (unaudited)

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
GAAP Net Income	$10,026	$11,020	$10,963	$17,749
Less: GAAP Provision (Benefit) for Taxes	3,566	(882)	2,542	(4,992)
GAAP Pretax Income	13,592	10,138	13,505	12,757

Adjustments to GAAP Pretax Income
Transaction-Related Compensation Expense(1)	12,475	10,643	25,670	28,488
Amortization of Intangible Assets(2)	1,984	584	3,968	1,168
Spin-Off-Related Payable Due to Blackstone(3)	39	26	85	801
Adjusted Pretax Income	28,090	21,391	43,228	43,214
Adjusted Taxes(4)	4,767	3,424	6,265	5,109
Adjusted Net Income	23,323	17,967	36,963	38,105

If-Converted Adjustments
Less: Adjusted Taxes(4)	(4,767)	(3,424)	(6,265)	(5,109)
Add: If-Converted Taxes(5)	7,054	4,689	10,827	9,553
Adjusted Net Income, If-Converted	$21,036	$16,702	$32,401	$33,661

GAAP Net Income Per Share of Class A Common Stock
Basic	$0.20	$0.30	$0.24	$0.57
Diluted	$0.20	$0.30	$0.24	$0.55
GAAP Weighted-Average Shares of Class A Common Stock Outstanding
Basic	24,572,535	22,641,562	24,157,671	20,987,863
Diluted	24,572,535	24,185,020	24,157,671	22,689,344

Adjusted Net Income, If-Converted Per Share	$0.51	$0.42	$0.79	$0.89
Weighted-Average Shares Outstanding, If-Converted	41,144,783	39,835,098	41,081,533	37,854,775

PJT Partners Inc.

Reconciliations of GAAP to Non-GAAP Financial Data – continued (unaudited)

(Dollars in Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
GAAP Compensation and Benefits Expense	$119,165	$94,273	$214,316	$197,905
Transaction-Related Compensation Expense(1)	(12,475)	(10,643)	(25,670)	(28,488)
Adjusted Compensation and Benefits Expense	$106,690	$83,630	$188,646	$169,417

Non-Compensation Expenses
Occupancy and Related	$7,802	$6,573	$14,938	$13,376
Travel and Related	6,721	5,987	13,680	11,457
Professional Fees	5,667	4,019	11,469	9,218
Communications and Information Services	3,493	3,260	6,706	6,740
Depreciation and Amortization	3,635	2,092	7,255	4,099
Other Expenses	6,629	4,328	12,891	9,160
GAAP Non-Compensation Expense	33,947	26,259	66,939	54,050
Amortization of Intangible Assets(2)	(1,984)	(584)	(3,968)	(1,168)
Spin-Off-Related Payable Due to Blackstone(3)	(39)	(26)	(85)	(801)
Adjusted Non-Compensation Expense	$31,924	$25,649	$62,886	$52,081

PJT Partners Inc.

Summary of Shares Outstanding (unaudited)

The following table provides a summary of weighted-average shares outstanding for the three and six months ended June 30, 2019 and 2018 for both basic and diluted shares. The table also provides a reconciliation to If-Converted Shares Outstanding assuming that all Partnership Units and unvested PJT Partners Inc. restricted stock units (“RSUs”) were converted to shares of the Company’s Class A common stock:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Weighted-Average Shares Outstanding - GAAP
Shares of Class A Common Stock Outstanding	23,458,031	20,647,911	23,207,749	19,735,236
Vested, Undelivered RSUs	1,114,504	1,993,651	949,922	1,252,627
Basic Shares Outstanding, GAAP	24,572,535	22,641,562	24,157,671	20,987,863
Dilutive Impact of Unvested Common RSUs(6)	—	1,543,458	—	1,701,481
Diluted Shares Outstanding, GAAP	24,572,535	24,185,020	24,157,671	22,689,344

Weighted-Average Shares Outstanding - If-Converted
Shares of Class A Common Stock Outstanding	23,458,031	20,647,911	23,207,749	19,735,236
Vested, Undelivered RSUs	1,114,504	1,993,651	949,922	1,252,627
Conversion of Unvested Common RSUs(6)	566,311	1,543,458	898,124	1,701,481
Conversion of Participating RSUs	54,762	151,707	53,294	153,243
Conversion of Partnership Units	15,951,175	15,498,371	15,972,444	15,012,188
If-Converted Shares Outstanding	41,144,783	39,835,098	41,081,533	37,854,775

	As of June 30,
	2019	2018
Fully-Diluted Shares Outstanding(7)(8)	43,996,462	42,711,906

As of June 30, 2019, there were 3.7 million Partnership Units and 0.2 million RSUs subject to market conditions that are not included in fully-diluted shares outstanding.

Footnotes

(1)

This adjustment adds back to GAAP Pretax Income transaction-related compensation expense for Partnership Units with both time-based vesting and market conditions as well as equity-based and cash awards granted in connection with the spin-off from Blackstone and the acquisition of CamberView.

(2)

This adjustment adds back to GAAP Pretax Income amounts for the amortization of intangible assets that are associated with Blackstone’s IPO, the acquisition of PJT Capital LP on October 1, 2015 and the acquisition of CamberView on October 1, 2018.

(3)

This adjustment adds back to GAAP Pretax Income the amount the Company has agreed to pay Blackstone related to the net realized cash benefit from certain compensation-related tax deductions. Such expense is reflected in Other Expenses in the Condensed Consolidated Statements of Operations.

(4)	Represents taxes on Adjusted Pretax Income, considering both current and deferred income tax effects for the current ownership structure.
(5)

Represents taxes on Adjusted Pretax Income, assuming all Partnership Units (excluding the unvested partnership units that have yet to satisfy market conditions) were exchanged for shares of the Company’s Class A common stock, resulting in all of the Company’s income becoming subject to corporate-level tax, considering both current and deferred income tax effects.

(6)	Represents the dilutive impact under the treasury method of unvested, non-participating RSUs that have a remaining service requirement.
(7)	Excludes 3.7 million unvested Partnership Units and 0.2 million RSUs as of June 30, 2019 that have yet to satisfy certain market conditions.
(8)	Assumes all Partnership Units and unvested participating RSUs have been converted to shares of the Company’s Class A common stock.
Note:	Amounts presented in tables above may not add or recalculate due to rounding.